Exhibit (c)(4)

Citi Banking, Capital Markets & Advisory | Global Healthcare Group September 2020 Urovant Update Materials Strictly Private and Confidential

Key Modeling Assumptions for Illustrative Valuation

	Key Assumptions – P&L and Cash Flows
Probability of Success	• Probability of success assumptions by year for each indication provided by DSP • Probability of success assumptions for valuation date of September 30, 2020 consistent with assumptions for June 30, 2020 presented in June 2020 – Source: ***"20200608 PoS update_DSP_vEng.xlsx"*** provided by DSP on June 9, 2020 as well as additional guidance provided by DSP on June 22, 2020 and June 29, 2020 for PoS assumptions to be applied at future valuation dates (see table below):
Revenue *(Incl. Royalties and Milestones Received)*	• 100% PoS adjusted revenue forecasts by indication, as well as total royalties and milestones received, provided to year ended March 31, 2038 for Urovant – Source: "***09.01.2020 Vibegron long range forecast.xlsx***" provided by DSP on September 2, 2020 • Forecasts adjusted at indication-level by respective PoS in each period – Weighted average product PoS applied to royalties and milestones
COGS, SG&A, R&D	• 100% PoS adjusted values for COGS, SG&A and R&D provided to year ended March 31, 2038 for Urovant – Source: "***09.01.2020 Vibegron long range forecast.xlsx***" provided by DSP on September 2, 2020 • COGS and SG&A margins are implied from 100% PoS sales and applied to PoS adjusted sales • No PoS adjustment applied to R&D
D&A and Capex	• Excluded as they are assumed to offset one another per guidance provided by DSP on June 6, 2020
NWC	• Change in net working capital equal to 15% of change in revenue per guidance provided by DSP on June 6, 2020

	September 30, 2020	March 31, 2021	March 31, 2022	March 31, 2023
Urovant – Vibegron in OAB	85%	100%	100%	100%
Urovant – Vibegron in OAB-BPH	72%	72%	72%	100%

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Source: DSP; Urovant public filings.

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Key Modeling Assumptions for Illustrative Valuation *(cont'd)*

	Key Assumptions – P&L, Cash Flows and Valuation
Tax	• NOLs and federal R&D tax credits as at March 31, 2020 as provided by DSP and disclosed in SEC filings(1) – Source: "***NOL breakdown (E) (003).xlsx***" provided by DSP on June 6, 2020 • Marginal tax rate of 15.4% (post full utilization of NOLs and R&D tax credits) as provided by DSP – Source: "***09.01.2020 Vibegron long range forecast.xlsx***" provided by DSP on September 2, 2020 • Further tax and NOL diligence to be conducted
Valuation Date	• Valuation shown as at September 30, 2020 and March 31, 2021 through March 31, 2027
Cash Flow Period	• Financial forecasts provided by DSP from year ending March 31, 2021 to year ending March 31, 2038 for Urovant
Debt and Cash	• Urovant pro-forma debt balance of $172mm(2) and cash balance of $106mm(2) as at June 30, 2020 – Source: SEC filings (10Q published in August 2020) • Forecast net debt estimated based on modeled cash flows, assuming existing cash is used (no minimum cash balance) with debt drawn thereafter as required to fund the business
Discount Rate Range	• Discount rate updated from Citi analysis presented June 2020 – 13.7% – 16.2% discount rate ○ At the direction of DSP, discount rate excluding any small cap risk premium applied (10.9% to 12.9%), where noted
Perp Growth	• (100%), consistent with assumptions provided by DSP for Project Matterhorn
Fully Diluted Ownership	• Fully diluted shares outstanding calculated dynamically (treasury stock method) based on midpoint equity valuation using valuation date of September 30, 2020 – Urovant: 66.2%(3) – Source: SEC filings (Urovant Form 4 filed in February 2020)

Source: DSP; Urovant public filings.
(1) Urovant had $263mm in NOLs and $8mm in US R&D tax credits as at March 31, 2020 as disclosed in 10K published in June 2020.
(2) Pro-forma for $43mm drawdown of DSP facility in July 2020.
(3) Based on valuation excluding SCRP and 22,963,263 shares owned by DSP per Form 4 filed on February 21, 2020.

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1. Urovant Illustrative Analysis

Urovant P&L (PoS Adjusted) PoS and Cash Flows Assuming Valuation Date as of September 30, 2020 US$mm Year Ending M arch 31, 2021E 2022E 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E 2036E 2037E 2038E 2039E Revenue—PoS Adjusted Vibegron—OAB 0 29 137 288 427 525 686 738 766 795 825 856 889 923 719 144 72 36—% PoS 100.0% 85.0% 85.0% 85.0% 85.0% 85.0% 85.0% 85.0% 85.0% 85.0% 85.0% 85.0% 85.0% 85.0% 85.0% 85.0% 85.0% 85.0%—Vibegron—OAB-BPH ——5 19 23 30 32 34 35 36 37 39 40 31 6 3 2—% PoS ——72.3% 72.3% 72.3% 72.3% 72.3% 72.3% 72.3% 72.3% 72.3% 72.3% 72.3% 72.3% 72.3% 72.3% 72.3%—Total Revenue 0 29 137 293 445 548 716 771 800 830 861 894 928 963 750 150 75 38—Revenue Growth NM NM 114% 52% 23% 31% 8% 4% 4% 4% 4% 4% 4% (22%) (80%) (50%) (50%)—Cost of Goods Sold (0) (3) (17) (30) (36) (44) (58) (62) (65) (67) (70) (72) (75) (78) (61) (12) (6) (3)—Gross Profit 0 25 120 262 409 504 658 708 735 763 791 821 853 885 689 138 69 34—Gross Margin 91% 88% 88% 90% 92% 92% 92% 92% 92% 92% 92% 92% 92% 92% 92% 92% 92% 92%—R&D Expense (87) (64) (39) (35) (35) (10) (10) (10) (10) (10) (10) (5) (5) (5) (5) (5) (5) (5)—% of Sales NM NM 29% 12% 8% 2% 1% 1% 1% 1% 1% 1% 1% 1% 1% 3% 7% 13%—SG&A Expense(1) (105) (149) (197) (243) (277) (313) (347) (371) (324) (328) (333) (337) (341) (345) (270) (59) (19) (19)—% of Sales NM NM 144% 83% 62% 57% 48% 48% 41% 40% 39% 38% 37% 36% 36% 39% 25% 49%—EBIT (192) (188) (116) (16) 98 180 301 327 401 424 449 480 507 535 414 74 45 11—EBIT Margin NM NM NM NM 22% 33% 42% 42% 50% 51% 52% 54% 55% 56% 55% 49% 60% 29%—Tax — — ——(20) (62) (65) (69) (74) (78) (82) (64) (11) (7) (2)—Effective Tax Rate — — ——6% 15% 15% 15% 15% 15% 15% 15% 15% 15% 15%—NOPAT (192) (188) (116) (16) 98 180 301 307 339 359 380 406 429 453 350 63 38 9—Change in NWC (0) (4) (16) (23) (23) (15) (25) (8) (4) (5) (5) (5) (5) (5) 32 90 11 11—FCFF (192) (192) (132) (39) 75 165 276 298 335 354 375 401 424 448 382 153 50 20—FCFF (Part Period / Stubbed) (2) (96) (192) (132) (39) 75 165 276 298 335 354 375 401 424 448 382 153 50 20—Source: DSP and Urovant company filings. 3 (1) Includes sales, marketing, commercial headcount, G&A, PV/MA, and royalty expenses. (2) Part period cash flows based on assumed valuation date of September 30, 2020.

Urovant – Illustrative DCF Valuation

Including Small Cap Risk Premium

September 2020 Valuation
PoS: 85% OAB; 72% OAB-BPH

US$mm	Discount Rate 13.7%	15.0%	16.2%
NPV (100%)	**692**	**592**	**510**
Net Debt / (Cash)[1]	165	165	165
Fully Diluted Equity Value (100%)	**528**	**427**	**345**
Per Share Value	**$15.20**	**$12.31**	**$9.95**
% Premium to Current	*68.0%*	*36.0%*	*9.9%*
DSP Equity Stake (66.2%)	*349*	*283*	*228*
Remaining Equity Stake (33.8%)	*178*	*144*	*117*

March 2021 Valuation
PoS: 100% OAB; 72% OAB-BPH

US$mm	Discount Rate 13.7%	15.0%	16.2%
NPV (100%)	**998**	**877**	**778**
Net Debt / (Cash)[1]	264	264	264
Fully Diluted Equity Value (100%)	**734**	**613**	**514**
Per Share Value	**$20.61**	**$17.21**	**$14.43**
% Premium to Current	*127.7%*	*90.2%*	*59.4%*
DSP Equity Stake (66.2%)	*473*	*395*	*331*
Remaining Equity Stake (33.8%)	*261*	*218*	*183*

March 2022 Valuation
PoS: 100% OAB; 72% OAB-BPH

US$mm	Discount Rate 13.7%	15.0%	16.2%
NPV (100%)	**1,363**	**1,238**	**1,135**
Net Debt / (Cash)[1]	489	489	489
Fully Diluted Equity Value (100%)	**874**	**750**	**646**
Per Share Value	**$24.28**	**$20.81**	**$17.94**
% Premium to Current	*168.3%*	*130.0%*	*98.2%*
DSP Equity Stake (66.2%)	*558*	*478*	*412*
Remaining Equity Stake (33.8%)	*317*	*272*	*234*

Excluding Small Cap Risk Premium

September 2020 Valuation
PoS: 85% OAB; 72% OAB-BPH

US$mm	Discount Rate 10.9%	11.9%	12.9%
NPV (100%)	**960**	**855**	**761**
Net Debt / (Cash)[1]	165	165	165
Fully Diluted Equity Value (100%)	**795**	**690**	**596**
Per Share Value	**$22.17**	**$19.26**	**$16.63**
% Premium to Current	*145.0%*	*112.8%*	*83.7%*
DSP Equity Stake (64.0%)	*509*	*442*	*382*
Remaining Equity Stake (36.0%)	*286*	*248*	*214*

March 2021 Valuation
PoS: 100% OAB; 72% OAB-BPH

US$mm	Discount Rate 10.9%	11.9%	12.9%
NPV (100%)	**1,317**	**1,193**	**1,080**
Net Debt / (Cash)[1]	264	264	264
Fully Diluted Equity Value (100%)	**1,053**	**929**	**816**
Per Share Value	**$28.95**	**$25.54**	**$22.45**
% Premium to Current	*219.9%*	*182.2%*	*148.1%*
DSP Equity Stake (64.0%)	*665*	*586*	*516*
Remaining Equity Stake (36.0%)	*388*	*342*	*301*

March 2022 Valuation
PoS: 100% OAB; 72% OAB-BPH

US$mm	Discount Rate 10.9%	11.9%	12.9%
NPV (100%)	**1,686**	**1,561**	**1,447**
Net Debt / (Cash)[1]	489	489	489
Fully Diluted Equity Value (100%)	**1,197**	**1,072**	**959**
Per Share Value	**$32.74**	**$29.33**	**$26.22**
% Premium to Current	*261.7%*	*224.1%*	*189.7%*
DSP Equity Stake (64.0%)	*752*	*674*	*602*
Remaining Equity Stake (36.0%)	*445*	*399*	*357*

Source: DSP and Urovant company filings.
Note: This analysis excludes potential dilution from future financings. Valuations presented as at March 2021 and March 2022 reflect analysis at a future point in time assuming all catalysts between the current date and the future valuation date are successful and, as such, are not directly comparable to the current share price.
(1) Assumes incremental change in net debt of $99mm between June 30, 2020 and September 30, 2020, incremental change in net debt of $99mm between September 30, 2020 and March 31, 2021, and incremental change in net debt of $225mm between March 31, 2021 and March 31, 2022.

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Urovant – Illustrative DCF Valuation Over Time (Excluding SCRP)

US$mm, except per share values



$75
65
55
45
35
25
15
5
Per Share Value ($)
Low Discount Rate (10.9%)
Mid Discount Rate (11.9%)
High Discount Rate (12.9%)
$22.17
$19.26
$16.63
$28.95
$25.54
$22.45
$32.74
$29.33
$26.22
$37.99
$34.63
$31.53
$43.25
$40.07
$37.12
$49.01
$46.08
$43.35
$55.14
$52.51
$50.04
$61.45
$59.15
$56.98
Current Share Price: $9.05
Current Share Price Discount To:
Low Discount Rate Value: (59.2%)
Mid Discount Rate Value: (53.0%)
High Discount Rate Value: (45.6%)
Sep-20
Mar-21
Mar-22
Mar-23
Mar-24
Mar-25
Mar-26
Mar-27
Illustrative Valuation Dates

At Midpoint Valuation

NPV (100%)	**$855**	**$1,193**	**$1,561**	**$1,930**	**$2,203**	**$2,365**	**$2,438**	**$2,380**
Net Debt / (Cash)	165	264	489	657	724	658	487	177
FD Equity Value (100%)	**$690**	**$929**	**$1,072**	**$1,273**	**$1,480**	**$1,707**	**$1,951**	**$2,203**
Per Share Value	**$19.26**	**$25.54**	**$29.33**	**$34.63**	**$40.07**	**$46.08**	**$52.51**	**$59.15**

Source: DSP and Urovant company filings.
Note: This analysis excludes potential dilution from future financings. Valuations reflect analysis at a future point in time assuming all catalysts between the current date and the future valuation date are successful and, as such, are not directly comparable to the current share price. Assumes all indications at 100% PoS at 3/31/2023 and beyond. Market data as of 09/08/2020.

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Urovant – Timing Considerations

4Q 2020	1Q 2021	2Q 2021	3Q 2021	4Q 2021
1 2	3		4 5	6

Event	DSP PoS[1]	Street PoS	Considerations
1 **YE 2020:** FDA approval of Vibegron in OAB expected (December 26, 2020)	85%	85%	• Brokers expect this will be a very high impact catalyst • Potential best-in-class positioning due to broader label claims, convenient dosing, and a favorable side-effect profile / absence of drug-drug interactions
2 **4Q 2020:** Vibegron Phase 2a top-line data in IBS	0%	32.5%	• Primary endpoint of the study will be achieving >30% decrease in worst abdominal pain compared to the weekly baseline average • Brokers expect this will be a very high impact catalyst
3 **Early 2021:** Progress from cohort 1 to cohort 2 in URO-902 Phase 2a trial	0%	NA	• Brokers do not expect this to be a high impact catalyst • Potential for URO-902 to be the first gene therapy approved for OAB
4 **2H 2021:** Vibegron Phase 3 top-line data in OAB+BPH	72%	37.5%	• Brokers expect this will be a very high impact catalyst • Success in OAB+BPH could significantly expand the market potential of vibegron
5 **2H 2021**: Top-line results of URO-902 Phase 2a trial	0%	NA	• Potential for URO-902 to be the first gene therapy approved for OAB
6 **2021**: Potential commercial launch of Vibegron in OAB	85%	85%	• Brokers expect DSP to assume substantial responsibility for the US commercialization efforts of Vibegron • Vibegron label could have stronger efficacy and safety claims than Astellas' Myrbetriq leading to successful penetration of the branded OAB drug market

Catalysts relating to products / indications included in DSP management's long-range plan.

Source: Urovant filings. Wall street research.
(1) As of valuation date of September 30, 2020.

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